Exhibit 10.2

CSX CORPORATION

Notice of Non-Qualified Stock Option Grant

Name of Participant:	[Name]
Employee ID:	[ID #]
Number of Options Granted:	[# Options Granted]
Grant Date:	[Grant Date]
Option Exercise Price:	$[Exercise Price]
Vesting Date:	[Vesting Date]
Expiration Date:	[Expiration Date]
Grant Number	[Grant #]

CSX Corporation (“CSX”) has made a grant to you of non-qualified stock options (“Options”), which provides you with the right to purchase CSX common stock at a pre-established price during a future time period. Your grant has been made pursuant to CSX’s Stock and Incentive Award Plan (the “Plan”), which is incorporated herein by reference, and together with this Notice and stock option agreement (the “Option Agreement”), set forth the terms and conditions of this grant.

CSX reserves the right to terminate, change or amend the Plan at any time. Receipt of this grant does not obligate CSX to make any additional grants to you. This Option grant, or a portion thereof, may be subject to forfeiture if you terminate employment as set forth in the Option Agreement. You will receive a separate notification to view and accept your Agreement electronically.

A copy of the Plan is available on the CSX Gateway within the Long-Term Incentives Portal under Team Sites. You should review the terms of the Notice, Option Agreement and Plan carefully.

OPTION AGREEMENT: TERMS AND CONDITIONS

Vesting:

The Options may be exercised only once vested. Except in the case of Retirement, Disability, death, reduction in force or return to contract employment, the Options will vest and become exercisable on [Vesting Date].

Termination of Employment/Other Requirements:

(a)	Retirement, Disability, death, return to contract

Prior to vesting. In the event of Participant’s separation from employment due to Retirement, Disability, death, reduction in force or return to contract employment prior to [Vesting Date], a prorated portion of the Options will vest on [Vesting Date]. In the event a Participant returns to contract employment due to a reduction in force, assuming continued employment through the vesting date, the Participant will retain all Options, and the Options will vest on [Vesting Date]. If employment is not continued through the vesting date and prior to Participant becoming Retirement eligible, then unvested Options shall lapse and terminate immediately.

Notwithstanding the foregoing, if the Participant’s employment is terminated by reason of Retirement and the Participant “Engages in Competing Employment” prior to vesting, then the Options shall be terminated without further obligation on the part of CSX or any Affiliate. A Participant Engages in Competing Employment if the Participant works for or provides services for any “Competitor,” on the Participant’s own behalf or on behalf of others, including, but not limited to, as a consultant, independent contractor, owner, officer, partner or employee. For this purpose, a Competitor is any entity in the same line of business as the Corporation in North American markets in which the Corporation competes.

Following vesting. In the event of the Participant’s separation from employment due to Retirement, Disability, or death the Participant or designated Beneficiary or estate will have until the Expiration Date to exercise any vested Options.

(b)	Termination for Cause/Moral Turpitude. If the Participant’s employment is terminated for Cause, as defined in the Plan, all rights under the unvested Options shall lapse and terminate immediately. A Participant who commits an act involving moral turpitude that adversely affects the reputation or business of the Companies shall forfeit all Options. Examples of acts of moral turpitude include, but are not limited to, dishonesty or fraud involving CSX or any affiliated company, their employees, vendors, or customers or a violation of the CSX Code of Ethics.

(c)	Resignation or Other Terminations. Except as otherwise provided in Section 20 of the Plan, if the Participant separates from employment from the Company (including management and contract positions) for any reason other than Retirement, Disability, or death, Participant will have 60 days after separation from employment to exercise any Options that are vested at separation from employment. If the Participant voluntarily resigns from employment prior to becoming Retirement eligible, any then unvested Options shall lapse and terminate immediately.

(d)	Definitions. Retirement shall mean the attainment of age 55 with a minimum of 10 years of service or the attainment of age 65. Disability shall mean long-term disability as defined in the company’s long-term disability plan covering the Participant.

Exercise:

Participant may exercise these Options, in whole or in part, to purchase a whole number of vested shares at any time by following the exercise procedures below. All exercises must take place before the Expiration Date, or such earlier dates as established by the Notice, Option Agreement or the Plan, or such Options shall otherwise lapse.

Options may be exercised by: (i) paying cash, (ii) executing a “cashless” exercise, or (iii) executing a “cashless” exercise and “hold” transaction.

Non-Transferability:

The Options may not be assigned, sold or transferred by the Participant other than by will or by the laws of descent and distribution, and are exercisable during Participant’s life only by the Participant.

Change in Control:

In the event of a Change in Control in which the Company is not the successor or acquiring company or a direct or indirect parent entity of the successor or acquiring company (the “Surviving Company”) and the Surviving Company does not arrange to continue or convert the Option or grant a Substitute Award, as provided under Section 20 of the Plan, the Company may, without the Participant’s consent, elect to provide any one or more of the following:

(a)	The Option shall be terminated as of the Change in Control in exchange for a payment in cash and/or securities equal to the amount, if any, by which the Fair Market Value of the shares underlying the Option exceeds the Option Exercise Price;

(b)	The Option shall become immediately and fully exercisable as of a date prior to the Change in Control, to the extent not previously exercised or terminated, and shall be terminated as of the Change in Control; or

(c)	To the extent that the Option Exercise Price exceeds the Fair Market Value of the shares underlying the Option as of the Change in Control, the Option shall lapse and terminate as of the Change in Control.

Severability:

If any terms and conditions herein are, become, or are deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Company, it shall be stricken and the remainder of the terms and conditions shall remain in force and effect.

Choice of Law; Jurisdiction:

All questions pertaining to the construction, regulation, validity, and effect of the terms and conditions shall be determined in accordance with the laws of the state of Florida, without regard to the conflict of laws doctrine.

Restrictions on Resales of Shares Acquired Pursuant to Option Exercise:

The Company may impose such restrictions, conditions or limitations as it deems appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other option-holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

Nonqualified Stock Option:

The Option is intended to be a nonqualified stock option and is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended and will be interpreted accordingly.

Income Taxes:

An exercise of Options may generate federal and applicable state income and employment tax withholding obligations. The full purchase price of the shares being purchased through exercise of Options and the related withholding taxes for federal, state or local jurisdictions must be paid to CSX at the time of an exercise of Options. The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Option from any amounts payable by it to the Participant (including, without limitation, future cash wages).

You agree that this Option Agreement is governed by the terms and conditions of the Plan. Unless defined in this Option Agreement, capitalized terms shall have the meanings ascribed to them in the Plan. The Company and you have executed this Option Agreement as of [Execution Date].